Exhibit 99.1

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS STRONG FISCAL 2010 FOURTH QUARTER RESULTS

Outlook for the current quarter remains strong

•	Revenues were $532M - up 104% from prior year quarter

•	Operating profit was $24M - up 62%

•	Net income was $14M - up 85%

•	Diluted EPS was $0.80, up 82%

HOUSTON (Friday, September 17, 2010) – TPC Group Inc. (NASDAQ:TPCG) today reported that revenues for the fourth quarter of fiscal 2010 increased 104% to $531.8 million compared to $260.9 million in last year’s fourth quarter and rose by 33% from $400.7 million in the immediately preceding fiscal 2010 third quarter. The increase compared to the prior year quarter was primarily due to significantly higher average selling prices, and the improvement versus the immediately preceding quarter was driven by higher sales volumes and higher average selling prices.

Fourth quarter net income was $14.4 million, or $0.80 per diluted share, compared to net income of $7.8 million, or $0.44 per diluted share, for the prior year quarter and net income of $4.1 million, or $0.23 per diluted share, for the immediately preceding quarter. Fourth quarter Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and additional items) was $35.5 million compared to $33.7 million for the prior year quarter and $19.1 million for the third quarter of fiscal 2010. The prior year quarter net income and Adjusted EBITDA included the positive impact of the first installment of the Company’s business interruption insurance claim of $10.0 million (pretax). (Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income (Loss), the most closely related GAAP measure, is provided below).

Full fiscal year 2010 revenues and Adjusted EBITDA were $1,688.5 million and $101.8 million, respectively, versus fiscal 2009 revenues and Adjusted EBITDA of $1,376.9 million and $40.3 million, respectively. Net income of $30.5 million, or $1.70 per diluted share, for fiscal 2010 compares to a net loss of $22.8 million, or $1.29 per diluted share, for fiscal 2009.

Charlie Shaver, President and CEO, commented, “I continue to be extremely pleased with the sequential improvement in our operating results during our 2010 fiscal year as well as with the seasonally strong results for the fourth quarter. As we had anticipated, market conditions through the fourth quarter continued the favorable trend we have seen over the past few quarters as demand continued to strengthen and supply remained tight for most of our products. We again saw margin expansion that positively impacted our bottom line as selling price improvements continued to stay ahead of raw material cost increases.

We continue to evaluate options to maximize the cash generating potential of the business and to ensure use of our cash in a strategic manner that will maximize value for our shareholders.”

Fiscal Fourth Quarter and Full Year 2010 Highlights

•

The company successfully ramped up the polyisobutylene product line expansion project, growing sales volume by over 50% for the year and operating at over 88% of our new capacity in the fourth quarter. Customer acceptance has exceeded our initial expectations.

•

While volumes increased 7% year over year, the Company improved gross profit by over 33% year over year through a series of management-led initiatives to increase selling prices, initiate additional fees for services provided in servicing our customer base, and through better asset utilization.

•	In May 2010, the Company’s common stock began trading on The NASDAQ Capital Market under the symbol “TPCG”.

•

In April 2010, the Company amended and extended its revolving credit facility, which is currently unused, to increase availability from $140 million to $175 million, subject to borrowing base calculations, and to extend the maturity date from June 2011 to at least March 2013.

•

In February 2010, the Company received a federal income tax refund of $39.8 million as a result of carrying back to prior years a substantial portion of its fiscal 2009 net operating loss. After applying the carry-back the Company has $8.3 million of remaining fiscal 2009 net operating loss available to carry forward to offset future taxable income.

•	In January 2010, the Company changed its name from Texas Petrochemicals Inc. to TPC Group Inc. and launched a new web site, www.tpcgrp.com, with an enhanced Investors page.

•	In January 2010, the Company began filing customary reports under the Securities and Exchange Act of 1934, as amended, with its Exchange Act registration having become effective.

•

In November 2009, the Company received a net amount of $17.1 million as the second and final installment of its business interruption insurance recovery related to Hurricane Ike. The total settlement of the claim was $47.0 million, consisting of a $19.5 million deductible, a $10.0 million payment received in fourth quarter of fiscal 2009 and the final payment of $17.5 million, before expenses, received in November 2009.

Outlook

The Company has continued to experience solid demand and stable pricing for butadiene, butene-1 and its full line of Performance Products since the end of fiscal 2010, which has resulted in strong volumes and margins through the first two months of the first quarter of the six-month transition period ending December 31, 2010. Given these conditions, the Company anticipates first quarter Adjusted EBITDA to be up 50% to 60% compared to the fiscal 2010 first quarter.

Results of Operations

The financial statements and segment information provided at the end of this press release should be referred to when reading the discussion of fiscal 2010 fourth quarter and full year operating results provided below.

Fourth Quarter of Fiscal 2010 versus Fourth Quarter of Fiscal 2009

Revenues

Fiscal 2010 fourth quarter revenues of $531.8 million were up $270.9 million, or 104%, compared to prior year fourth quarter revenues of $260.9 million. The improvement primarily reflected the impact of average selling prices which were 108% higher than the average for the prior year quarter. Total sales volumes were slightly lower (2%) and did not have a significant impact on total revenues compared to the prior year quarter. The substantially higher average selling prices in the quarter reflected economic and market conditions that improved continually over the course of fiscal 2010. On an operating segment basis, C4 Processing and Performance Products revenues were $424.5 million and $107.3 million, respectively, for the fourth quarter of fiscal 2010, up by $218.9 million and $52.0 million, respectively, compared to the prior year quarter.

Adjusted EBITDA

Fiscal 2010 fourth quarter Adjusted EBITDA was $35.5 million compared to $33.7 million for the comparable prior year quarter. The improvement reflected a $15.6 million increase in gross profit, as a result of improved margins, partially offset by a $1.3 million increase in plant operating expenses, a $2.5 million increase in corporate and other expenses, and the business interruption insurance installment payment of $10.0 million received in the fiscal 2009 fourth quarter.

On an operating segment basis, the improvement reflected a $15.5 million increase in Adjusted EBITDA for the Performance Products segment, offset by a decrease of $11.2 million in Adjusted EBITDA for the C4 Processing segment, due primarily to the $10.0 million insurance recovery in the prior year quarter, and the $2.5 million increase in corporate and other expenses referred to above.

Fourth Quarter of Fiscal 2010 versus Third Quarter of Fiscal 2010

Revenues

Fiscal 2010 fourth quarter revenues were up $131.1 million, or 33%, compared to fiscal 2010 third quarter revenues. The sequential improvement reflected the combined effect of 17% higher sales volumes and 13% higher average selling prices. On a segment basis, C4 Processing revenues were up $124.8 million and Performance Products revenues were up $6.3 million compared to the immediately preceding quarter. The increase in revenues for the C4 Processing segment primarily resulted from curtailed sales volumes across all product lines in the third quarter related to the major scheduled plant turnaround at the Houston facility.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of fiscal 2010 was $35.5 million compared to the immediately preceding quarter Adjusted EBITDA of $19.1 million. The $16.4 million improvement reflected an $18.1 million increase in gross profit, partially offset by a $1.7 million increase in operating and corporate expenses. The gross profit improvement was attributable to 17% higher sales volumes and 11% better unit margins.

On an operating segment basis, C4 Processing Adjusted EBITDA was up by $11.5 million and Performance Products Adjusted EBITDA was higher by $5.8 million. Unit margin expansion for both operating segments reflected a continuation of the upward trend in selling prices which outpaced raw material cost increases.

Full Year Fiscal 2010 versus Full Year Fiscal 2009

Revenues

Fiscal 2010 revenues of $1,688.5 million increased $311.6 million, or 23%, compared to fiscal 2009 revenues of $1,376.9 million. The increase was due to a combination of 7% higher overall sales volume as well as 15% higher average selling prices. The overall higher average selling prices in fiscal 2010 were driven by substantially higher average prices across all C4 Processing product lines. On a segment basis, revenues for the C4 Processing and Performance Products segments increased by $266.7 million and $44.9 million, respectively, over fiscal 2009.

Adjusted EBITDA

Adjusted EBITDA in fiscal 2010 was $101.8 million compared to $40.3 million in fiscal 2009, primarily reflecting a $61.6 million increase in gross profit. The impact of the second and final installment of the Company’s business interruption insurance claim of $17.1 million (net of expenses) in fiscal 2010 was mostly offset by the first insurance installment of $10.0 million and the recovery of unauthorized freight payments of $4.7 million received in fiscal 2009. On a segment basis, the increase reflected higher Adjusted EBITDA for the C4 Processing and Performance Products segments of $53.8 million and $9.2 million, respectively, partially offset by higher corporate and other expenses of $1.5 million.

Liquidity and Capital Resources

At the end of the fourth quarter the Company had no borrowings under its revolving credit facility and had cash reserves of $114.6 million. Net cash flow for the fiscal 2010 fourth quarter was $88.4 million. Cash provided by operating activities was $98.8 million, capital expenditures were $8.0 million and cash used in financing activities was $2.4 million. Cash provided by operating activities, other than cash generated from ongoing operations, was bolstered considerably by aggressive collection efforts near the end of the fiscal year. Since the end of the fiscal year, accounts receivable balances have increased by approximately $65 million, which is back to more normal levels.

Conference Call

Management will discuss the Company’s fourth quarter and fiscal year results during a conference call and webcast at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, September 17, 2010. To listen to the call, dial (480) 629-9722 at least 10 minutes prior to the start time and ask for the TPC Group call. Additionally, participants may access live the webcast and related presentation materials from the Investors / Events and Presentations page of the Company’s website at www.tpcgrp.com.

For those unable to listen to the live call, a replay will be available through Friday, October 1, 2010 by calling (303) 590-3030 using pass code 4352815#. Also, an archive of the webcast will be available shortly after the call on the Company’s website for approximately 90 days.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, existing and expected competition, financing and refinancing sources and availability, and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Registration Statement on Form 10, as amended, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

Investor Relations
Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

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TPC GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2010	March 31, 2010	June 30, 2009
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$114.6	$26.2	$6.6
Accounts receivable	116.4	163.1	98.5
Inventories	94.6	97.3	36.9
Other current assets	21.3	17.0	20.3

Total current assets	346.9	303.6	162.3

Property, plant and equipment, net	491.1	492.9	516.3
Investment in limited partnership	2.7	2.8	2.8
Intangible assets, net	6.0	6.0	6.0
Other assets, net	24.8	20.7	22.4

Total assets	$871.5	$826.0	$709.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$156.3	$135.2	$86.7
Accrued liabilities	21.4	22.5	19.2
Current portion of long-term debt	19.1	3.1	2.7

Total current liabilities	196.8	160.8	108.6

Long-term debt	250.4	267.4	269.9
Deferred income taxes	111.4	101.7	52.1

Total liabilities	558.6	529.9	430.6

Stockholders’ equity	312.9	296.1	279.2

Total liabilities and stockholders’ equity	$871.5	$826.0	$709.8

TPC GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Revenues	$531.8	$260.9	$400.7	$1,688.5	$1,376.9
Cost of sales	454.0	198.7	341.0	1,444.2	1,194.2

Gross profit	77.8	62.2	59.7	244.3	182.7

Operating expenses	34.5	33.2	33.6	133.2	132.3
General and administrative expenses	9.1	7.4	7.5	29.8	32.7
Depreciation and amortization	9.8	10.5	9.8	39.8	41.9
Asset impairments	—	6.0	—	—	6.0
Business interruption insurance recoveries	—	(10.0)	—	(17.1)	(10.0)
Unauthorized freight recoveries	—	—	—	—	(4.7)

Income (loss) from operations	24.4	15.1	8.8	58.6	(15.5)

Other (income) expense
Interest expense	4.0	3.7	3.5	15.0	16.9
Unrealized loss (gain) on derivatives	(1.1)	(0.3)	(1.0)	(3.5)	3.7
Other, net	(0.8)	(0.5)	(0.5)	(2.2)	(1.6)

Income (loss) before income taxes	22.3	12.2	6.8	49.3	(34.5)

Income tax expense (benefit)	7.9	4.4	2.7	18.8	(11.7)

Net income (loss)	$14.4	$7.8	$4.1	$30.5	$(22.8)

Earnings per share:
Basic	$0.80	$0.44	$0.23	$1.70	$(1.29)
Diluted	$0.80	$0.44	$0.23	$1.70	$(1.29)

Weighted average shares outstanding:
Basic	18.0	17.7	18.0	17.9	17.7
Diluted	18.0	17.7	18.0	17.9	17.7

TPC GROUP INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	Three Months Ended			Fiscal Year Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities	$98.8	$27.9	$30.9	$126.8	$50.2

Cash flows from investing activities
Capital expenditures	(8.0)	(1.1)	(1.8)	(14.4)	(16.1)

	(8.0)	(1.1)	(1.8)	(14.4)	(16.1)

Cash flows from financing activities
Repayments on term loans	(0.7)	(0.7)	(0.7)	(3.1)	(2.7)
Net payments on revolving credit facility borrowings	—	(19.0)	(0.4)	—	(21.8)
Net payments on insurance debt	(0.4)	—	(2.2)	—	—
Repurchase of common stock	—	—	—	—	(3.0)
Other financing activity outflows	(1.3)	(0.9)	—	(1.3)	(0.6)

	(2.4)	(20.6)	(3.3)	(4.4)	(28.1)

Increase in cash and cash equivalents	88.4	6.2	25.8	108.0	6.0

Cash and cash equivalents at beginning of period	26.2	0.4	0.4	6.6	0.6

Cash and cash equivalents at end of period	$114.6	$6.6	$26.2	$114.6	$6.6

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(In millions)

	Three Months Ended			Fiscal Year Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Sales volumes (lbs) (1) (2)
C4 Processing	644.7	689.0	531.0	2,441.3	2,270.7
Performance Products	158.0	128.1	153.7	601.6	576.6

	802.7	817.1	684.7	3,042.9	2,847.3

Revenues
C4 Processing	$424.5	$205.6	$299.7	$1,328.7	$1,062.0
Performance Products	107.3	55.3	101.0	359.8	314.9

	$531.8	$260.9	$400.7	$1,688.5	$1,376.9

Cost of sales (3)
C4 Processing (4)	$373.1	$154.5	$260.4	$1,157.9	$940.8
Performance Products	80.9	44.2	80.6	286.3	253.4

	$454.0	$198.7	$341.0	$1,444.2	$1,194.2

Adjusted EBITDA(1) (5)
C4 Processing (4)	$26.1	$37.3	$14.7	$91.2	$37.4
Performance Products	17.2	1.7	11.4	37.0	27.7
Corporate	(7.8)	(5.3)	(7.0)	(26.4)	(24.8)

	$35.5	$33.7	$19.1	$101.8	$40.3

(1)	Unaudited information for all periods presented.
(2)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
(3)	Does not include depreciation and amortization expense.
(4)	C4 segment cost of sales and Adjusted EBITDA reflect the second and final installment of our business interruption insurance claim of $17.1 million (net of expenses) in fiscal 2010 second quarter and the first installment of the insurance claim of $10.0 million in fiscal 2009 fourth quarter, as well as the unauthorized freight payment recovery of $4.7 million in fiscal 2009 third quarter.
(5)	See below for further discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most direct comparative GAAP measure reported in the Consolidated Statements of Operations.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(in millions)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard GAAP refers to generally accepted accounting principles in the United States.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. Adjusted EBITDA is not a measure computed in accordance with GAAP. Accordingly it does not represent cash flow from operations, nor is it intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by senior management and our Board of Directors to evaluate operating results of, and to allocate capital resources between, our business segments. We calculate Adjusted EBITDA in accordance with our credit facilities, meaning earnings before interest, taxes, depreciation and amortization (EBITDA), then adjusted to add back certain additional items. Such additional items include certain non-cash items defined by the credit facilities and reflected in the Reconciliation of Adjusted EBITDA to Net Income (Loss) below. Our calculation of Adjusted EBITDA may be different from calculations used by other companies; therefore, it may not be comparable to other companies.

Provided below is a reconciliation of the Company’s Adjusted EBITDA, a non-GAAP financial measure, to Net Income (Loss), the GAAP financial measure most directly comparable to Adjusted EBITDA.

	Three Months Ended			Fiscal Year Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$14.4	$7.8	$4.1	$30.5	$(22.8)

Income tax expense (benefit)	7.9	4.4	2.7	18.8	(11.7)
Interest expense, net	4.0	3.7	3.5	15.0	16.9
Depreciation and amortization	9.8	10.5	9.8	39.8	41.9

EBITDA (unaudited)	36.1	26.4	20.1	104.1	24.3

Asset impairments	—	6.0	—	—	6.0
Non-cash stock-based compensation	0.5	1.6	—	1.2	6.3
Unrealized (gain) loss on derivatives	(1.1)	(0.3)	(1.0)	(3.5)	3.7

Adjusted EBITDA (unaudited)	$35.5	$33.7	$19.1	$101.8	$40.3

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